Exhibit 16


June 20, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of P.A.M. Transportation Services, Inc.'s Form 8-K dated June 16, 2005, and have the following comments:

1. We agree with the statements made in the second sentence of the first paragraph and with all the statements made in the second and third paragraphs

2. We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph or with any of the statements made in the fourth paragraph.


Yours truly,


/s/ Deloitte & Touche LLP
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